Exhibit 2.2

Execution Copy

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “First Amendment”), is dated as of April 15, 2019 (the “Effective Date”), by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller and the Buyer entered into that certain Asset Purchase Agreement dated as of March 6, 2019 (the “Purchase Agreement”) relating to the sale and purchase of the Purchased Assets; and

WHEREAS, the Parties now wish to amend certain terms of the Purchase Agreement, as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1     Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.	AMENDMENTS

2.1	Section 10.9 of the Purchase Agreement shall be deleted in its entirety and replaced with the following provision:

“Except for the Term Sheet, this Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.”

2.2	Section 10.3.2 of the Purchase Agreement shall be deleted in its entirety and replaced with the following provision:

“10.3.2 Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated by March 31, 2019, effective thereafter, Seller shall pay to Buyer the following amounts, each of which will be due and payable 10 days following the end of the applicable month:

(a)     for the month of March 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $5,000 plus costs per the Technology Support Agreement;

(b)     for the month of April 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement; and

(c)     for the month of May 2019 and for each month thereafter: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit.”

3.	ENTIRE UNDERSTANDING

3.1	In the event of any inconsistency between the terms of the Purchase Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

3.2	Except as specifically stated in this First Amendment, the Purchase Agreement is in all other aspects ratified, confirmed and continues in full force and effect.

3.3	This First Amendment shall be construed in all respects in accordance with the Purchase Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc.

By:	/s/ Jordan Hoffner
Name: Jordan Hoffner
Title: CEO

BUYER: Salon.com, LLC

By:	/s/ Chris Richmond
Name: Chris Richmond Title: Managing Member

Signature Page to First Amendment to the Asset Purchase Agreement